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           [LETTERHEAD OF ARTHUR ANDERSEN & ASSOCIATES APPEARS HERE]

January 8, 1997


Securities and Exchange Commission
Washington, DC 20549

Gentlemen,

We were previously principal accountants for Information Management Resources (India) Limited and on September 6, 1996, we reported on the financial statements of Information Management Resources (India) Limited as of and for the years ended December 31, 1995 and December 31, 1994 and as of and for the four months ended December 31, 1993. On January 3, 1997 we resigned as the principal accountants of Information Management Resources (India) Limited. We have read the paragraphs a. to d. of Item 4 included in the attached Form 8-K dated January 8, 1997 of Information Management Resources, Inc (parent company of Information Management Resources (India) Limited) to be filed with the Securities and Exchange Commission (copy attached and signed for identification) and are in agreement with the statements contained therein.

Yours faithfully,


/s/ Arthur Andersen & Associates